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                                                          Exhibit 11.1





                                           GREAT WESTERN FINANCIAL CORPORATION

                               Computation of Net Income Per Common Share
                                                   Primary and Fully Diluted


                                                                  Three Months Ended   Nine Months Ended
                                                                     September 30        September 30
                                                                  ------------------   -----------------
(Dollars in thousands)                                               1996       1995      1996      1995
                                                                     ----       ----      ----      ----

Net income (loss)                                               $(39,875)   $68,535    $110,690    $162,455
Preferred stock dividends - convertible
  and nonconvertible                                              (4,375)    (6,253)    (16,871)    (18,761)
                                                                  -------    -------    --------   --------
Net income for computing earnings per
  Common share - primary                                         (44,250)    62,282      93,819     143,694
Preferred stock dividends - convertible                                -          -           -           -
                                                                 -------    -------     --------   --------
Net income (loss) for computing earnings per
  Common share - fully diluted                                  $(44,250)   $62,282    $ 93,819    $143,694
                                                                ========    =======    =========   ========




                                             Computation of Average Number of
             Common Shares Outstanding on Primary and Fully Diluted Basis



                                                                  Three Months Ended   Nine Months Ended
                                                                     September 30         September 30
                                                                  ------------------   ------------------
(In thousands, except per share amounts)                             1996     1995       1996      1995
                                                                     ----     ----       ----      ----
Average number of Common shares outstanding
  during each period - without dilution                          134,063   136,156    136,171    135,355
Common share equivalents outstanding at
  the end of each period                                               -     1,535      1,898      1,112
                                                                 -------  --------   --------   --------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                                      134,063   137,691    138,069    136,467
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                                        -       434        518        857
                                                                 -------  --------   --------   --------
Average number of Common shares outstanding
  during each period on a fully diluted basis                    134,063   138,125    138,587    137,324
                                                                 =======   =======    =======    =======
Net income (loss) per Common share
  Primary                                                          $(.31)      $.45      $.68      $1.05
  Fully diluted                                                     (.31)       .45       .68       1.05

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